Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Management’s Discussion and Analysis of Results of Operations
Overview
We provide our principal life and annuity products through our insurance subsidiaries- Fidelity and Guaranty Life Insurance Company ("FGL Insurance") and Fidelity and Guaranty Life Insurance Company of New York ("FGL NY Insurance"). Our customers range across a variety of age groups and are concentrated in the middle-income market. Our fixed indexed annuities provide for pre-retirement wealth accumulation and post-retirement income management. Our life insurance provides wealth protection and transfer opportunities through indexed universal life products. Life and annuity products are primarily distributed through independent insurance marketing organizations ("IMOs") and independent insurance agents.
Since our acquisition by Harbinger F&G, LLC (“HFG”) on April 6, 2011 (the "FGLH Acquisition"), we have made several significant changes to our business. We have ceded the majority of our life insurance business, with the exception of traditional life products that contain return of premium riders, to Wilton Re to transfer the risk of the lifetime guarantee on a large portion of the universal life insurance line of business; we reduced the number of product offerings to concentrate on capital efficient products and to this end have launched several new fixed indexed annuity (“FIA”) products; we began managing a significant portion of our investment portfolio internally; and we repositioned our investment portfolio by shortening the overall duration, all of which are described in more detail below. These changes have positively impacted our recent net income and profitability.
In setting the features and pricing of new FIA sales relative to our targeted net margin, we take into account our expectations regarding (1) net investment spread, which is the difference between the income we earn from investing the FIA premiums and the sum of the interest credited to policyholders and the cost of hedging our risk on the policies; (2) fees, including surrender charges and rider fees, partly offset by vesting bonuses that we pay our policyholders; and (3) a number of related expenses, including benefits and reserves, acquisition costs, and general and administrative expenses.
Trends and Uncertainties
The following factors represent some of the key trends and uncertainties that have influenced the development of our business and our historical financial performance and that we believe will continue to influence our business and financial performance in the future.
Market Conditions
Market volatility has affected and may continue to affect our business and financial performance in varying ways. Volatility can pressure sales and reduce demand as consumers hesitate to make financial decisions. In the long-term, however, we believe that the 2008 through 2010 financial crisis and resultant lingering financial uncertainty will motivate individuals to seek solutions combining elements of capital preservation, income and growth. We believe current market conditions may ultimately enhance the attractiveness of our product portfolio. We continue to monitor the behavior of our customers, as evidenced by mortality rates, morbidity rates, annuitization rates and lapse rates, which adjust in response to changes in market conditions in order to ensure that our products and services remain attractive and profitable.
Interest Rate Environment
Certain of our products include guaranteed minimum crediting rates, most notably our fixed rate annuities. As of December 31, 2013, the US GAAP reserves and average crediting rate on our fixed rate annuities were $2.7 billion and 3.5%, respectively. We are required to pay these guaranteed minimum crediting rates even if earnings on our investment portfolio decline, which would negatively impact earnings. In addition, we expect more policyholders to hold policies with comparatively high guaranteed rates for a longer period in a low interest rate environment. Conversely, a rise in average yield on our investment portfolio would positively impact earnings if the average interest rate we pay on our products does not rise correspondingly. Similarly, we expect that policyholders would be less likely to hold policies with existing guarantees as interest rates rise and the relative value of other new business offerings are increased, which would negatively impact our earnings and cash flows.
Aging of the U.S. Population
We believe that the aging of the U.S. population will affect the demand for our products. As the “baby boomer” generation prepares for retirement, we believe that demand for retirement savings, growth and income products will grow. The impact of this growth may be offset to some extent by asset outflows as an increasing percentage of the population begins withdrawing assets to convert their savings into income.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Industry Factors and Trends Affecting Our Results of Operations
Demographics and macroeconomic factors are increasing the demand for our FIA and indexed universal life policies (“IULs”) products, for which demand is large and growing: over 10,000 people will turn 65 each day in the United States over the next 15 years. According to the U.S. Census Bureau, the proportion of the U.S. population over the age of 65 is expected to grow from 14.8% in 2015 to 20.3% in 2030.
Due to turbulence in the stock market in 2007 and 2008, many middle-income Americans have grown to appreciate the security these indexed products afford. As a result, the IUL market expanded from $100 million of annual premiums in 2002 to over $1.3 billion of annual premiums in 2012. Similarly, the FIA market grew from nearly $12 billion of sales in 2002 to $34 billion of sales in 2012.

Competition
Our insurance subsidiaries operate in highly competitive markets. We face a variety of large and small industry participants. These companies compete for the growing pool of retirement assets driven by a number of exogenous factors, such as the continued aging of the U.S. population and the reduction in financial safety nets provided by governments and corporations. In many segments, product differentiation is difficult as product development and life cycles have shortened.
Our own sales of annuities and IULs by quarter were as follows:

	Annuity Sales		IUL Sales
(in millions)	Fiscal 2013	Fiscal 2014	Fiscal 2013	Fiscal 2014
Q1	$247.3	$540.6	$5.5	$5.0

Key Components of Our Historical Results of Operations
Under US GAAP, premium collections for fixed indexed and fixed rate annuities and immediate annuities without life contingency are reported as deposit liabilities (i.e., contractholder funds) instead of as sales or revenues. Similarly, cash payments to customers are reported as decreases in the liability for contractholder funds and not as expenses. Sources of revenues for products accounted for as deposit liabilities are net investment income, surrender and other charges deducted from contractholder funds, and net realized gains (losses) on investments. Components of expenses for products accounted for as deposit liabilities are interest-sensitive and index product benefits (primarily interest credited to account balances or the cost of providing index credits to the policyholder), amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”), other operating costs and expenses, and income taxes.
Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited or the cost of providing index credits to the policyholder, known as the net investment spread. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. Proceeds received upon expiration or early termination of call options purchased to fund annual index credits are recorded as part of the change in fair value of derivatives, and are largely offset by an expense for index credits earned on annuity contractholder fund balances.
Our profitability depends in large part upon the amount of assets under management (“AUM”), the net investment spreads earned on our average assets under management ("AAUM"), our ability to manage our operating expenses and the costs of acquiring new business (principally commissions to agents and bonuses credited to policyholders). As we grow AUM, earnings generally increase. AUM increases when cash inflows, which include sales, exceed cash outflows. Managing net investment spreads involves the ability to manage our investment portfolios to maximize returns and minimize risks on our AUM such as interest rate changes and defaults or impairment of investments, and our ability to manage interest rates credited to policyholders and costs of the options and futures purchased to fund the annual index credits on the FIAs or IULs. We analyze returns on AAUM pre- and post-DAC and VOBA as well as pre- and post-tax to measure our profitability in terms of growth and improved earnings.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Pretax Adjusted Operating Income ("Pretax AOI") and Return on AAUM
Pretax AOI is a non-U.S. GAAP economic measure we use to evaluate financial performance each period for the periods subsequent to the FGLH Acquisition. Pretax AOI is calculated by adjusting income before income taxes to eliminate (i) interest expense and other, (ii)  the impact of net investment gains, excluding gains and losses on derivatives and including net of other than temporary impairment (“OTTI”) losses recognized in operations, (iii) the effect of changes in the rates used to discount the FIA embedded derivative liability and (iv) the effects of transaction-related reinsurance, net of the corresponding VOBA and DAC impact related to these adjustments. These items fluctuate from period-to-period in a manner inconsistent with our core operations. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.
Return on AAUM is a non-U.S. GAAP measure calculated by dividing Pretax AOI by AAUM. AAUM is the sum of the AUM at the end of each month in the period divided by the number of months in the period.
Together with income before income taxes, we believe Pretax AOI and Return on AAUM provide meaningful financial metrics that helps investors understand our underlying results and profitability. Our Pretax AOI and Return on AAUM may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Pretax AOI and Return on AAUM in the same manner as we do.
Pretax AOI should not be used as a substitute for income before income taxes. However, we believe the adjustments made to operating income in order to derive Pretax AOI are significant to gaining an understanding of our overall results of operations. For example, we could have strong operating results in a given period, yet report income before income taxes that is materially less, if during such period the fair value of our derivative assets hedging the FIA index credit obligations decreased due to general equity market conditions but the embedded derivative liability related to the index credit obligation did not decrease in the same proportion as the derivative assets because of non-equity market factors such as interest rate movements. Similarly, we could also have poor operating results in a given period yet show operating income that is materially greater, if during such period the fair value of the derivative assets increases but the embedded derivative liability did not increase in the same proportion as the derivative assets. We hedge our FIA index credits with a combination of static and dynamic strategies, which can result in earnings volatility, the effects of which are generally likely to reverse over time. Our management and board of directors review Pretax AOI, Return on AAUM and income before income taxes as part of their examination of our overall financial results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on our income before income taxes. Accordingly, our management and board of directors perform an independent review and analysis of these items, as part of their review of our hedging results each period.
The adjustments to income before income taxes are net of DAC and VOBA amortization. Amounts attributable to the fair value accounting for derivatives hedging the FIA index credits and the related embedded derivative liability fluctuate from period to period based upon changes in the fair values of call options purchased to fund the annual index credits for FIAs, changes in the interest rates used to discount the embedded derivative liability, and the fair value assumptions reflected in the embedded derivative liability. The accounting standards for fair value measurement require the discount rates used in the calculation of the embedded derivative liability to be based on risk-free interest rates. The impact of the change in risk-free interest rates has been removed from operating income. Additionally, in evaluating our operating results, the effects of acquisition-related reinsurance transactions have been removed from operating income.
In addition, we regularly monitor and report the production volume metric titled “Sales”. Sales are not derived from any specific US GAAP income statement accounts or line items and should not be view as a substitute for any financial measure determined in accordance with US GAAP. Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Results of Operations
The following tables set forth the consolidated results of operations and compares the amount of the change between the fiscal periods (amounts below in millions unless otherwise noted):

	Fiscal Quarter
	2014	2013	Increase / (Decrease)
Revenues:
Premiums	$13.7	$13.8	$(0.1)
Net investment income	183.4	169.6	13.8
Net investment gains	123.4	146.5	(23.1)
Insurance and investment product fees and other	15.6	13.7	1.9
Total revenues	336.1	343.6	(7.5)
Benefits and other changes in policy reserves	216.9	83.6	133.3
Acquisition and operating expenses, net of deferrals	23.9	25.2	(1.3)
Amortization of intangibles	22.9	69.5	(46.6)
Total benefits and expenses	263.7	178.3	85.4
Operating Income	72.4	165.3	(92.9)
Interest expense	(5.6)	(5.5)	(0.1)
Income before income taxes	66.8	159.8	(93.0)
Income tax expense	(22.0)	(53.8)	31.8
Net income	$44.8	$106.2	$(61.2)
Net income for the Fiscal 2014 Quarter was $44.8 million, a decrease of $61.2 million, from $106.2 million for the Fiscal 2013 Quarter. Income before taxes for the Fiscal 2014 Quarter was $66.8 million, a decrease of $93.0 million, from $159.8 million for the Fiscal 2013 Quarter. The decrease in pre-tax income was primarily due to a decrease in trading gains on our available-for-sale (“AFS”) portfolio, partially offset by an increase in net investment income quarter over quarter. Realized investment gains on AFS securities decreased $115.9 million period over period, net of related DAC and VOBA amortization, due to less trading activity the Fiscal 2014 Quarter compared to the Fiscal 2013 Quarter. During the Fiscal 2013 Quarter the Company's capitalized on the low interest rate environment by making portfolio re-positioning trades in connection with a tax strategy that was implemented in September 2012. This decrease was partially offset by a $13.1 million increase in investment income due the aforementioned portfolio re-positioning trades which resulted in lower excess cash and short-term investments and a corresponding increase in earned yield quarter over quarter. This net decrease in pre-tax income also resulted in a decrease income taxes for the quarter.

Annuity sales during the Fiscal 2014 Quarter and the Fiscal 2013 Quarter were $540.6 million and $247.3 million, respectively, including $300.7 million and $243.1 million, respectively, of FIA sales. The increase in sales quarter over quarter is primarily due to higher than expected sales for the multi-year guarantee annuity ("MYGA") program as the Company tested the MYGA market during Fiscal 2014 Quarter. FIAs have become the dominant product within the fixed annuity market. Industry growth is expected to continue as individuals nearing retirement increasingly seek the safety and guaranteed income benefits of FIAs.

Revenues
Premiums. For the Fiscal 2014 Quarter, premiums decreased $0.1 million, or 0.7%, to $13.7 million from $13.8 million for the Fiscal 2013 Quarter. Premiums primarily reflect insurance premiums for traditional life insurance products which are recognized as revenue when due from the policyholder. FGL Insurance has ceded the majority of its traditional life business to unaffiliated third party reinsurers. The remaining traditional life business is primarily related to traditional life contracts that contain return of premium riders, which have not been reinsured to third party reinsurers. We expect these revenues to slowly decrease over time as this business continues to run off.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Net investment income. For the Fiscal 2014 Quarter, net investment income increased $13.8 million, or 8.1%, to $183.4 million from $169.6 million for the Fiscal 2013 Quarter. During the Fiscal 2013 Quarter investment income was impacted by our decision to be defensive with our investment portfolio, given the interest rate environment at the time, and reduce the credit and interest rate risk exposures in the portfolio, as well as shorten the duration of the portfolio relative to our liabilities. In addition, we sold certain investments that utilized pre-acquisition tax benefits (carryforwards) which resulted in tax free capital gains. These strategies resulted in significant sales of investments during the Fiscal 2013 Quarter. The proceeds from the investment sales, including the tax free gains, were primarily held in cash, cash equivalents and treasury notes, which temporarily lowered investment income until the proceeds were reinvested. We began reinvesting the sales proceeds in September 2013 and saw a substantial increase in earned yield during the Fiscal 2014 Quarter. We continued our reinvestment strategy during the Fiscal 2014 Quarter resulting in a decrease in cash and short-term investments of $1,433.8 million from December 31, 2012 to December 31, 2013 and a corresponding increase in earned yield and net investment income during the Fiscal 2014 Quarter.

The Company’s cash and short-term investments position is summarized as follows:

	Fiscal Quarter
(in $ millions)	2014	2013
Q1	$1,130.6	$2,564.4
AAUM (on an amortized cost basis) was $15.6 billion and $16.3 billion and the average yield earned on AAUM was 4.8% and 4.3% (annualized) for the Fiscal 2014 Quarter and the Fiscal 2013 Quarter, respectively, compared to interest credited and option costs of 3.2% and 3.2% (annualized) for each period, respectively.

Our net investment spread for the period is summarized as follows (annualized):

	Fiscal Quarter
	2014	2013
Average yield on invested assets	4.8%	4.3%
Less: Interest credited and option cost	3.2%	3.2%
Net investment spread	1.6%	1.1%
The net investment spread for the Fiscal 2014 Quarter is 0.5% higher than for the Fiscal 2013 Quarter due to the re-investment strategy discussed above, which resulted in a decrease in cash and short-term investments and an increase in average yield earned and net investment income.

Net investment gains . For the Fiscal 2014 Quarter, we had net investment gains of $123.4 million compared to net investment gains of $146.5 million for the Fiscal 2013 Quarter. The period over period decrease of $23.1 million is primarily due to $12.0 million of net investment gains on fixed maturity and equity available-for-sale securities in the Fiscal 2014 Quarter, compared to net investment gains of $172.0 million for the Fiscal 2013 Quarter. The $160.0 million decrease period over period is primarily due to our portfolio repositioning trading activity during the Fiscal 2013 Quarter as described above.

Partially offsetting the decrease in gains on fixed maturity and equity available-for-sale securities quarter over quarter, was an increase in net realized and unrealized gains on futures contracts and call options of $141.5 million primarily resulting from the performance of the indices upon which the call options and futures contracts are based. We utilize a combination of static (call options) and dynamic (long futures contracts) instruments in our hedging strategy. A substantial portion of the call options and futures contracts are based upon the S&P 500 index with the remainder based upon other equity and bond market indices. The S&P 500 index increased 10% and decreased 1% during the Fiscal 2014 Quarter and the Fiscal 2013 Quarter, respectively (the percentages noted are a fiscal quarter over quarter comparison of the growth of the S&P 500 Index only and do not reflect the change for each option buy date). Accordingly, we experienced net unrealized gains on equity options of $55.8 million during the Fiscal 2014 Quarter compared to net unrealized losses of $43.8 million in the Fiscal 2013 Quarter, an increase of $99.6 million quarter over quarter.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

The components of the realized and unrealized gains on derivative instruments are as follows (in millions):

	Fiscal Quarter		Increase / (Decrease)
	2014	2013	2014 compared to 2013
Call options:
Gain (loss) on option expiration	$47	$22.9	$24.1
Change in unrealized gain (loss)	55.8	(43.8)	99.6
Futures contracts:
Gain (loss) on futures contracts expiration	13.1	(7.2)	20.3
Change in unrealized gain (loss)	—	2.5	(2.5)
	$115.9	$(25.6)	$141.5
The average index credits to policyholders were as follows:

	Fiscal Quarter
	2014	2013
S&P 500 Index:
Point-to-point strategy	5.2%	4.9%
Monthly average strategy	5.4%	5.0%
Monthly point-to-point strategy	8.4%	2.9%
3 Year high water mark	18.8%	18.7%

For the Fiscal 2014 Quarter, the average credit to contractholders from index credits during the period was 6.6% compared to 4.4% for the Fiscal 2013 Quarter. The credits for the Fiscal 2014 Quarter were based on comparing the S&P 500 Index on each issue date in the Fiscal 2014 Quarter to the same issue date in the Fiscal 2013 Quarter. The volatility at different points in these periods created lower overall monthly point-to-point credits in the Fiscal 2013 Quarter compared to the S&P 500 Index growth for issue dates in the Fiscal 2014 Quarter.
Actual amounts credited to contractholder fund balances may differ from the index appreciation due to contractual features in the FIA contracts (caps, spreads, participation rates and asset fees) which allow the Company to manage the cost of the options purchased to fund the annual index credits.
Insurance and investment product fees and other. Insurance and investment product fees and other consists primarily of the cost of insurance, policy rider fees and surrender charges assessed against policy withdrawals in excess of the policyholder’s allowable penalty-free amounts (up to 10% of the prior year’s value, subject to certain limitations). These revenues increased $1.9 million, or 13.9% to $15.6 million, for the Fiscal 2014 Quarter from $13.7 million for Fiscal 2013 Quarter. These increases are primarily due to the growth in sales of our IUL and FIA products and the associated product fees associated with them over the past year.
Benefits and expenses
Benefits and other changes in policy reserves. For the Fiscal 2014 Quarter, benefits and other changes in policy reserves increased $133.3 million, or 159.4%, to $216.9 million, from $83.6 million for the Fiscal 2013 Quarter principally due to the FIA market value liability which increased $74.5 million during the Fiscal 2014 Quarter compared to a $68.1 million decrease during the Fiscal 2013 Quarter. The FIA market value liability is directly correlated with the change in market value of the derivative assets hedging our FIA policies. Accordingly, the period over period increase of $142.6 million was primarily due to the equity market movements during these respective quarters (see the net investment gain discussion above for details on the change in market value of our derivative assets quarter over quarter).
Partially offsetting this increase was the FIA present value of future credits and guarantee liability change, which decreased $47.7 million during the Fiscal 2014 Quarter compared to an $18.6 million decrease during the Fiscal 2013 Quarter. The period over period decrease of $29.1 million was primarily driven by the increase in risk free rates quarter over quarter, which reduced reserves by $34.3 million and $12.2 million during the Fiscal 2014 Quarter and the Fiscal 2013 Quarter, respectively.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Below is a summary of the major components included in Benefits and other changes in policy reserves for the Fiscal 2014 and 2013 Quarters:

	Fiscal Quarter		Increase / (Decrease)
	2014	2013	2014 compared to 2013
FIA market value option liability	$74.5	$(68.1)	$142.6
FIA present value future credits & guarantee liability change	(47.7)	(18.6)	(29.1)
Index credits, interest credited & bonuses	149.3	133.2	16.1
Annuity Payments	52.6	59.9	(7.3)
Other policy benefits and reserve movements	(11.8)	(22.8)	11.0
Total benefits and other changes in policy reserves	$216.9	$83.6	$133.3

Acquisition, operating and general expenses, net of deferrals. Acquisition, and operating expenses, net of deferrals, decreased $1.3 million, or 5.2%, to $23.9 million for the Fiscal 2014 Quarter, from $25.2 million for the Fiscal 2013 Quarter, principally due to a decrease in general operating expenses resulting from a Company-wide initiative to reduce excess discretionary operating expenses.
Amortization of intangibles. For the Fiscal 2014 Quarter, amortization of intangibles decreased $46.6 million, or 67.1%, to $22.9 million from $69.5 million for the Fiscal 2013 Quarter. Amortization of intangibles is based on historical, current and future expected gross margins (pre-tax operating income before amortization). Accordingly, the decrease in amortization quarter over quarter was primarily driven by a decrease in the current gross margins caused by the change in realized gains discussed above.
Other items affecting net income
Interest expense. Interest expense for the Fiscal 2014 Quarter was $5.6 million, compared to interest expense of $5.5 million during the Fiscal 2013 Quarter. Interest expense in the Fiscal 2014 Quarter is represents interest incurred on the $300.0 million of outstanding 6.375% senior notes (the "Senior Notes") issued in March 2013. The outstanding Senior Notes pay interest semi-annually at a coupon rate of 6.375%.
Income tax expense (benefit). Income tax expense for the Fiscal 2014 Quarter was $22.0 million, net of a valuation allowance release of $1.0 million, compared to an income tax expense of $53.8 million for the Fiscal 2013 Quarter, net of a valuation allowance release of $0.8 million. The decrease in income tax expense of $31.8 million quarter over quarter is primarily due to a decrease in pre-tax income of $93.0 million.
In assessing the recoverability of its deferred tax assets, Management regularly considers the guidance outlined within ASC 740 (“Income Taxes”). The guidance requires an assessment of both positive and negative evidence in determining the realizability of deferred tax assets. A valuation allowance is required to reduce the Company’s deferred tax asset to an amount that is more likely than not to be realized. In determining the net deferred tax asset and valuation allowance, management is required to make judgments and estimates related to projections of future profitability. These judgments include the following: the timing and extent of the utilization of net operating loss carry-forwards, the reversals of temporary differences, and tax planning strategies. The Company has recorded a partial valuation allowance of $158.0 million against its gross deferred tax assets of $398.1 million as of December 31, 2013.
The Company maintains a valuation allowance against certain §382 limited capital loss carry forwards and the deferred tax assets of its non-life insurance company subsidiaries. A valuation allowance has been placed against §382 limited capital loss carry forwards to reduce these deferred tax assets to an amount that is more-likely than not to be realized before the attributes expire. The non-life insurance company subsidiaries have a history of losses and insufficient sources of future income in order to recognize any portion of their deferred tax assets.
The valuation allowance is reviewed quarterly and will be maintained until there is sufficient positive evidence to support a release. At each reporting date, management considers new evidence, both positive and negative, that could impact the future realization of deferred tax assets. Management will consider a release of the valuation allowance once there is sufficient positive evidence that it is more likely than not that the deferred tax assets will be realized. Any release of the valuation allowance will be recorded as a tax benefit increasing net income or other comprehensive income. The valuation allowance was decreased by $1.0 million for the three months-ended December 31, 2013. The adjustment is due to previously unrealizable capital loss carry forwards that can now be utilized during the current fiscal year, which was partially offset by a full valuation allowance placed against the current period income tax benefit of the non-life subsidiaries.

Fidelity & Guaranty Life Holdings, Inc. – First Quarter Fiscal 2014

Pretax AOI
The table below shows the adjustments made to reconcile income before income taxes to our Pretax AOI and Return on AAUM:

	Fiscal Quarter
Reconciliation to income before income taxes:	2014	2013
Income before taxes	$66.8	$159.8
Interest expense and other	5.6	5.5
Operating income	72.4	165.3
Effect of investment (gains), net of offsets	(9.8)	(125.7)
Effect of change in FIA embedded derivative discount rate, net of offsets	(20.4)	(6.6)
Effects of transaction-related reinsurance	4.0	—
Pretax AOI	$46.2	$33.0

AAUM	$15,555.5	$16,349.3
Return on AAUM	0.3%	0.2%
For the Fiscal 2014 Quarter, Pretax AOI increased $13.2 million to $46.2 million, from $33.0 million for the Fiscal 2013 Quarter. The increase is primarily due to higher fee income and an increase in net investment spread during the Fiscal 2014 Quarter as discussed above.
AAUM was $15.6 billion and the Return on AAUM was 0.3% for the Fiscal 2014 Quarter. AAUM was $16.3 billion and the Return on AAUM was 0.2% for the Fiscal 2013 Quarter.